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                                                                     EXHIBIT 5.1


                              September 29, 2000

Curon Medical, Inc.
735 Palomar Ave.
Sunnyvale, CA  94085

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 29, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,916,228 shares of your Common Stock, par value $0.001 per share (the "Shares"), (i) 1,251,820 shares of which are subject to currently outstanding options under the 1997 Stock Option Plan, (ii) 264,408 shares of which are to be issued pursuant to options under the 1997 Stock Option Plan, (iii) 2,000,000 shares of which are to be issued pursuant to options under the 2000 Stock Plan and (iv) 400,000 shares of which are to be issued pursuant to the Employee Stock Purchase Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI

                                    /s/ Wilson Sonsini Goodrich & Rosati